STAAR Surgical Reports 19% Revenue Growth Second Quarter

Revenue Grows to $16.3 Million with EPS of $0.02
Visian® ICL Revenue Increases 41% to Quarterly Record $8.3 Million
Gross Margin Reaches 66.8%, a 13-Year High
$2.4 Million in Cash Generated from Operations; Cash Position Increases to $13.1 Million
Company Raises 2011 Outlook

MONROVIA, CA, August 2, 2011 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported strong financial results for the second quarter ended July 1, 2011.  Revenue for the quarter grew by 19% or $2.6 million over the second quarter of 2010 to $16.3 million, fueled by a 51% mix of Visian ICL sales.  Sales of Visian ICLs increased 41%, setting another quarterly record with $8.3 million in sales.  The increasingly higher mix of Visian ICLs pushed gross margin up 320 basis points from second quarter of 2010 to 66.8%.  Net income totaled $862,000, or $0.02 per share, compared with a net loss of $1.6 million, or $0.05 per share, in the second quarter of 2010.  This represents a $2.5 million net income improvement over prior year.  It also marks the first time the Company has reported consecutive quarters of profitability since 1999.  Cash, cash equivalents and restricted cash at July 1, 2011 increased to $13.1 million from $10.4 million at the end of the first quarter as the Company generated $2.4 million in cash from operations.

“We continued to benefit from sound execution of our strategy to focus on the growth of ICL and IOL core products,” said Barry G. Caldwell, President and CEO.  “Our global sales momentum increased during the second quarter, resulting in strong and steady growth in revenue from our Visian ICL and premium IOL product lines, a 13 year high in gross profit margin, increasing net income and solid cash generation.  Revenues from the Visian ICL grew 41% and, at $8.3 million, established a new quarterly record that exceeded the previous high by 20%.  The roll-out of the Visian ICL V4b in Europe and other select countries has gone well, and we are now poised for full launch of the V4c during September.  In our top 10 targeted markets the Visian ICL grew by 48% with six of ten markets growing more than 48%.”

“The gross profit margin in the quarter of 66.8% represents a 320 basis point improvement over the second quarter last year and reflects a stronger mix toward higher margin ICL and IOL sales,” continued Mr. Caldwell. “I want to thank our employees at STAAR as we challenged them with some stretch objectives and they have responded with a terrific quarter and first half of 2011.  With $13.1 million of cash at the end of the quarter combined with generating cash from operations, we feel very comfortable we can fund current growth plans from our operating cash flow.”

“With the regulatory approvals received during the first half of the year and positive momentum, we are poised for continued strong growth during the second half of 2011.  We are on track with our plans to launch four new products in the second half of the year in countries where we have received approvals.  The new Visian ICL with the CentraFLOW™ proprietary technology is currently in limited marketing release and will be fully launched to the European markets at the ESCRS meeting in September.  The CentraFLOW technology utilizes the KS-AquaPORT™ to restore the natural flow within the eye.  This allows for the elimination of a step which typically requires an additional procedure and visit to the surgeon’s office.  We believe this will have a significant impact on  surgeon use and adoption of the Visian ICL.”

“Our successful execution has bolstered our confidence in the outlook, and as a result we are raising three of four key metric targets for fiscal 2011.  We continue to expect double-digit growth in revenue, but have increased our target for ICL sales growth from 25% to 30%.  We expect continued expansion of our gross margin and now anticipate it will reach 66.5% for the full year.  Finally, we believe that we will be profitable in all four quarters of the year, up from our previously stated goal of three,” Mr. Caldwell concluded.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	Second quarter Visian ICL sales grew 41% to $8.3 million, a new quarterly record.
•
Sales in our top 10 targeted markets increased 48% in the second quarter with nine of the ten markets posting sales increases in the double digits.   Growth exceeding 48% was experienced in Japan, China, Korea, the United Kingdom, Germany, and India.

•
The V4b which received CE Mark approval during late 2010 has now been fully implemented in 11 of the 29 markets in which it is approved.  The expanded range of treatments available with this product accounted for a 7% increase in Visian ICL revenues in the markets where it was sold during the quarter.

•
With CE Mark approval for the V4c model of the Visian ICL and Toric ICL in April 2011, the Company initiated its marketing prelaunch plan to introduce the CentraFLOW technology at eight sites in Europe, Saudi Arabia and Argentina.  The plan is to complete implantation in 100 eyes at these sites in order to gain experience helpful for the full launch.  STAAR will execute the full launch of the V4c in countries that accept CE Mark approvals during the third quarter of 2011.  The V4c design provides more comfort for the patient and a more convenient, efficient and cost-effective procedure for both the patient and the surgeon.

•
In addition, the Visian V4 ICL design received regulatory approval in Brazil during June 2011.  The surgical refractive market in Brazil is estimated to be about 92,000 annual refractive procedures by Market Scope.  STAAR plans to launch the Visian V4 ICL in Brazil in the third quarter 2011 and hire direct representation in the Latin America area to work with our distributors.

Recent Intraocular Lens (IOL) Highlights

•	Second quarter IOL sales increased 1% to $7.1 million compared with $7.0 million in the second quarter of 2010.
•	Foreign exchange had a favorable impact on IOL sales of $466,000, primarily due to preloaded IOL sales in Japan.

•	The Toric IOL, our highest margin IOL, was up 38% in the U.S.
•	Sales of the nanoFLEX IOL were up 3% globally and 4% in the U.S.
•	In April 2011, STAAR received CE Mark approval for its nanoFLEX IOL and began initial marketing efforts in the second quarter with product shipments to begin during the third quarter.
•
In June, the Company’s KS-SP Preloaded Single Piece Hydrophobic Acrylic IOL received CE Mark approval.  With this approval, STAAR will enhance its competitive position with a product offering for the largest segment of the IOL market.

Second Quarter Financial Highlights

•
Total net sales in the second quarter increased 19% or $2.6M to $16.3 million from $13.6 million in the second quarter of 2010.  Foreign currency changes had a favorable impact on sales of $511,000, primarily impacting preloaded IOL sales in Japan.

•
Gross margin increased to 66.8% of revenue compared with 63.6% in the prior year’s second quarter.  The increase reflected a 51% mix of ICL sales to total sales as compared with a 43% mix in the second quarter of 2010.

•
Operating expenses totaled $9.7 million, a 2% increase over the second quarter 2010 total of $9.5 million.  General and Administrative spending included more than $600,000 in higher bonus accruals based upon performance and increased costs associated with the Company’s project to maximize future profits with revised manufacturing and tax strategy plans.

•	Net income in the second quarter of 2011 was $862,000, or $0.02 per share, compared with a net loss in the second quarter of 2010 of $1.6 million, or $0.05 per share, a $2.5M improvement
•
Cash and cash equivalents and restricted cash totaled $13,145,000 at July 1, 2011 compared with $10,354,000 at April 1, 2011.  The Company generated $2,359,000 in cash from operating activities during the second quarter.

Six Months Financial Highlights

•
Total net sales in the first six months of 2011 grew 14% or $3.7M to $31.1 million from $27.4 million in the first six months of 2010.   Foreign currency changes favorably impacted sales by $1.0 million.  Visian ICL sales totaled $15.2 million, 30% above sales of $11.7 million reported for the first six months of 2010.  IOL sales totaled $14.2 million, a 2% increase over $13.9 million reported during the first six months of 2010.

•	Gross margin increased to 65.8% of revenue from 63.9% for the first six months of 2010. The increase was largely attributable to a higher mix of ICL sales.
•
Total operating expenses were $19.1 million, a 5% increase over the first six months 2010 of $18.2 million.  General and Administrative spending included over $900,000 incremental spending for bonus accruals based upon performance and costs associated with the Company’s project to maximize future profits with revised manufacturing and tax strategy plans.

•
For the first six months ended July 1, 2011, income from continuing operations and net income totaled $1.2 million or $0.03 per share.  For the six months ended July 2, 2010, the Company reported a loss from continuing operations of $2.3 million; income from discontinued operations of $4.2 million and net income of $1.9 million, or $0.05 per share.

Conference Call

The Company will host a conference call and webcast today, August 2, 2011 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's second quarter financial results, and recent corporate developments. The dial-in number for the conference call is 877-941-6009 for domestic participants and 480-629-9645 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4455501#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  Over 225,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased sales as a result of CE Mark approval of new ICL and IOL designs or other approvals; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the unknown long-term effect of recent disasters in Japan on business there, the challenge of managing our foreign subsidiaries; backlog as we ramp up production to meet rapidly growing demand for our products; the risk of unfavorable changes in currency exchange rate; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S., which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Christopher Gale, 646-201-5431
Douglas Sherk, 415-652-9100

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	July 1,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$13,000	$9,376
Restricted cash	145	133
Accounts receivable trade, net	8,015	8,219
Inventories, net	9,861	10,543
Prepaids, deposits, and other current assets	1,754	1,715
Total current assets	32,775	29,986
Property, plant, and equipment, net	3,419	3,732
Intangible assets, net	3,296	3,672
Goodwill	1,786	1,786
Deferred income taxes	202	202
Other assets	1,166	1,207
Total assets	$42,644	$40,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,480	$2,460
Accounts payable	3,452	3,717
Deferred income taxes	326	326
Obligations under capital leases	393	431
Other current liabilities	5,737	6,513
Total current liabilities	12,388	13,447
Obligations under capital leases	1,341	1,403
Deferred income taxes	606	488
Other long-term liabilities	2,761	2,820
Total liabilities	17,096	18,158

Stockholders' equity:
Common stock	355	351
Additional paid-in capital	154,108	152,014
Accumulated other comprehensive income	1,962	2,100
Accumulated deficit	(130,877)	(132,038)
Total stockholders' equity	25,548	22,427
Total liabilities and stockholders' equity	$42,644	$40,585

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended						Six Months Ended
	% of	July 1,	% of	July 2	Change		% of	July 1,	% of	July 2	Change
	Sales	2011	Sales	2010	Amount	%	Sales	2011	Sales	2010	Amount	%

Net sales	100.0%	$16,269	100.0%	$13,639	$2,630	19.3%	100.0%	$31,118	100.0%	$27,417	$3,701	13.5%

Cost of sales	33.2%	5,408	36.4%	4,960	448	9.0%	34.2%	10,628	36.1%	9,909	719	7.3%

Gross profit	66.8%	10,861	63.6%	8,679	2,182	25.1%	65.8%	20,490	63.9%	17,508	2,982	17.0%

Selling, general and administrative expenses:
General and administrative	25.2%	4,098	24.0%	3,268	830	25.4%	24.5%	7,628	24.3%	6,657	971	14.6%
Marketing and selling	25.8%	4,200	30.3%	4,134	66	1.6%	27.8%	8,659	29.1%	7,965	694	8.7%
Research and development	8.6%	1,393	10.1%	1,376	17	1.2%	9.1%	2,825	10.6%	2,909	(84)	-2.9%
Other general and administrative expenses	0.0%	-	5.1%	700	(700)	-	0.0%	-	2.6%	700	(700)	-

Total selling, general and administrative expenses	59.6%	9,691	69.5%	9,478	213	2.2%	61.4%	19,112	66.5%	18,231	881	4.8%

Operating income (loss)	7.2%	1,170	-5.9%	(799)	1,969	-	4.4%	1,378	-2.6%	(723)	2,101	-

Other income (expense):
Interest income	0.0%	5	0.1%	13	(8)	-61.5%	0.1%	18	0.1%	14	4	28.6%
Interest expense	-0.9%	(153)	-1.6%	(224)	71	-31.7%	-1.0%	(306)	-2.3%	(630)	324	-51.4%
Gain (loss) on foreign currency transactions	0.4%	72	-2.9%	(389)	461	-	1.4%	444	-1.6%	(439)	883	-
Loss on early extinguishment of note payable	0.0%	-	-2.0%	(267)	267	-	0.0%	-	-1.0%	(267)	267	0.0%
Other income (expense), net	1.5%	236	-0.4%	(53)	289	-	1.3%	399	0.0%	(12)	411	-
Other income (expense), net	1.0%	160	-6.7%	(920)	1,080	-	1.8%	555	-4.9%	(1,334)	1,889	-

Income (loss) before provision (benefit) for income taxes	8.2%	1,330	-12.6%	(1,719)	3,049	-	6.2%	1,933	-7.5%	(2,057)	3,990	-

Provision (benefit) for income taxes	2.9%	469	-0.7%	(91)	560	-	2.5%	772	0.8%	207	565	272.9%

Income (loss) from continuing operations	5.3%	861	-11.9%	(1,628)	2,489	-	3.7%	1,161	-8.3%	(2,264)	3,425	-

Income from discontinued operations, net of income taxes	0.0%	-	0.0%	-	-	-	0.0%	-	15.2%	4,166	(4,166)	-

Net income (loss)	5.3%	$861	-11.9%	$(1,628)	$2,489	-	3.7%	$1,161	6.9%	$1,902	$(741)	-39.0%

Net Income (loss) per share from continuing operations - basic		$0.02		$(0.05)				$0.03		$(0.07)
Net Income (loss) per share from continuing operations - diluted		$0.02		$(0.05)				$0.03		$(0.07)

Income per share from discontinued operations basic and diluted		$-		$-				$-		$0.12

Net Income (loss) per share-basic		$0.02		$(0.05)				$0.03		$0.05
Net Income (loss) per share-diluted		$0.02		$(0.05)				$0.03		$0.05

Weighted average shares outstanding - basic		35,443		34,790				35,316		34,770
Weighted average shares outstanding - diluted		36,439		34,790				36,389		34,770

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Six Months Ended
	July 1,	July 2
	2011	2010
Cash flows from operating activities:
Net income	$1,161	$1,902
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	-	(4,166)
Depreciation of property and equipment	598	821
Amortization of intangibles	394	399
Amortization of discount	-	236
Deferred income taxes	118	-
Loss on early extinguishment of note payable	-	267
Fair value adjustment of warrant	(182)	137
Loss (gain) on disposal of property and equipment	(14)	2
Stock-based compensation expense	807	649
Change in net pension liability	62	157
Other	(32)	112
Changes in working capital:
Accounts receivable	263	1,040
Inventories	779	777
Prepaids, deposits and other current assets	23	272
Accounts payable	(273)	(1,731)
Other current liabilities	(793)	(5,338)
Net cash used in operating activities of discontinued operations	-	(635)
Net cash provided by (used in) operating activities	2,911	(5,099)

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	-	11,824
Release of restricted cash	-	7,337
Acquisition of property and equipment	(207)	(202)
Deposit to restricted escrow account	-	(136)
Proceeds from sale of property and equipment	26	-
Net change in other assets	47	5
Net cash used in investing activities of discontinued operations	-	(50)
Net cash provided by (used in) investing activities	(134)	18,778

Cash flows from financing activities:
Repayment of notes payable	-	(5,000)
Redemption of Series A preferred stock	-	(6,800)
Repayment of capital lease obligations	(228)	(495)
Proceeds from exercise of stock options	1,216	140
Net cash used in financing activities of discontinued operations	-	(50)
Net cash provided by (used in) financing activities	988	(12,205)

Effect of exchange rate changes on cash and cash equivalents	(141)	92

Increase in cash and cash equivalents	3,624	1,566
Cash and cash equivalents, at beginning of the period	9,376	6,330
Cash and cash equivalents, at end of the period	$13,000	$7,896

STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended						Year Ended
		July 1,		July 2%			July 1,		July 2%
Geographic Sales		2011		2010	Change		2011		2010	Change
United States	22.8%	$3,705	27.9%	$3,810	-2.8%	23.3%	$7,238	28.6%	$7,832	-7.6%

Japan	23.9%	3,890	24.8%	3,385	14.9%	24.9%	7,734	25.1%	6,888	12.3%
Korea	12.3%	2,009	8.5%	1,161	73.0%	10.9%	3,394	9.7%	2,647	28.2%
China	11.1%	1,803	7.3%	1,001	80.1%	9.7%	3,007	6.8%	1,856	62.0%
Other	29.9%	4,862	31.4%	4,282	13.5%	31.3%	9,745	29.9%	8,194	18.9%
Total International Sales	77.2%	12,564	72.1%	9,829	27.8%	76.7%	23,880	71.4%	19,585	21.9%

Total Sales	100.0%	$16,269	100.0%	$13,639	19.3%	100.0%	$31,118	100.0%	$27,417	13.5%

Product Sales
Core products
ICLs	51.0%	$8,293	43.0%	$5,864	41.4%	48.8%	$15,191	42.8%	$11,724	29.6%
IOLs	43.5%	7,076	51.4%	7,006	1.0%	45.6%	14,205	50.6%	13,883	2.3%
Total core products	94.5%	15,369	94.4%	12,870	19.4%	94.5%	29,396	93.4%	25,607	14.8%
Non-core products
Other	5.5%	900	5.6%	769	17.0%	5.5%	1,722	6.6%	1,810	-4.9%
Total Sales	100.0%	$16,269	100.0%	$13,639	19.3%	100.0%	$31,118	100.0%	$27,417	13.5%